EXHIBIT 99.1

Equity Residential Announces Tender Offer by ERP Operating Limited Partnership for Any and All of its 4.75% Notes due 2009 and 6.95% Notes due 2011

Chicago, IL – January 16, 2009 – Equity Residential (NYSE: EQR) today announced that its operating partnership, ERP Operating Limited Partnership (the “Operating Partnership”), has commenced a cash tender offer (the “Tender Offer”) for any and all of its 4.75% Notes due June 15, 2009 and its 6.95% Notes due March 2, 2011 (collectively, the “Notes”). The consideration payable for the Notes is $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the Notes purchased in the Tender Offer, which will be the next business day following the Expiration Time (as defined below). Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated January 16, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”).

The Tender Offer will expire at 5:00 p.m., New York City time, on Monday, January 26, 2009, unless extended or earlier terminated by the Operating Partnership (the “Expiration Time”). Under certain circumstances described in the Offer to Purchase, the Operating Partnership may terminate the Tender Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time. The Operating Partnership expects to use available cash to fund its purchase of the Notes in the Tender Offer. The Notes purchased pursuant to the Tender Offer are expected to be retired and cancelled.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect). J.P. Morgan Securities Inc. is the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-3424 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Equity Residential, the Operating Partnership, the Dealer Manager or the Information Agent for the Tender Offer makes any recommendation in connection with the Tender Offer.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 552 properties totaling 148,115 units in 23 states and the District of Columbia. For more information on Equity Residential, please visit our website at www.equityresidential.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.